SPECIAL SERVICING AGREEMENT


     Agreement  dated  as of  March 1,  1985,  between  VANGUARD  STAR  FUND,  a
Pennsylvania   business  trust  ("Fund"),   and  THE  VANGUARD  GROUP,  INC.,  a
Pennsylvania corporation ("Vanguard").

     WHEREAS, the Fund is an investment company which will register under the Investment Company Act of 1940;

     WHEREAS,   Vanguard  is  a  service  company  which  provides   management,
administrative, transfer agency, dividend disbursing and other services to investment companies and others; and

     WHEREAS, the fund desires to retain Vanguard to render certain management, administrative, transfer agency, dividend disbursing and other services to the Fund, and Vanguard is willing to render such services;

     NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

1 . APPOINTMENT OF ADMINISTRATOR

     The Fund hereby appoints Vanguard to act as administrator to the Fund for the period and on the terms set forth in this Agreement. Vanguard accepts such appointment and agrees to render the services and provide, at its own expense, the office space, .furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation herein provided. In connection with such appointment, the Fund will deliver to Vanguard copies of each of the following documents and will deliver to it all future amendments and supplements, if any:

     A. A copy of the presently in effect and Declaration of Trust of the Fund as as amended from time to time;

     B. A copy of the Fund's By-Laws as presently in as amended from time to time; effect and

     c. A copy of the resolution of the Fund's Board of Trustees authorizing this Agreement:

     D. A copy of any resolution of the Board of Trustees of the Fund specifying the form of share certificate authorized by that Board;



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     E. A copy of the Fund's  registration  statement on Form N-l when prepared, and all amendments thereto;

     F. Each resolution of the Board of Trustees of the Fund establishing any class or series of its shares or authorizing any change with respect to any class or series of its shares;

     G. A copy of any  resolution  of the Fund's Board of Trustees  authorizing:
(1) certain officers and employees of Vanguard to give instructions to the Fund's Custodian pursuant to the Custodian Agreement and (2) certain officers and employees of Vanguard to sign checks and pay expenses on behalf of the Trust;

     H. A copy of any Investment Advisory Agreement to which the Fund may become a party;

     I. A copy of the Custodian Agreement between the Fund and the Fund's Custodian Bank:

     J. A copy of the Licensing Agreement between the Fund and the Vanguard Group of Investment Companies;

     K. A copy of the Fund's Distribution Agreement with Vanguard Marketing Corporation, (a subsidiary of Vanguard); and

     L. Such other certificates, documents or opinions which Vanguard may in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

2 . REPRESENTATIONS AND WARRANTIES OF VANGUARD

    Vanguard represents and warrants to the Fund that:

A. It is a corporation duly organized and existing in good standing under the laws of the Canmonwealth of Pennsylvania.

     B. It is duly qualified to carry on its business in the Commonwealth of Pennsylvania.

     C. It is empowered under applicable laws and by its charter and by-laws to enter into and perform the services contemplated in this Agreement. D. All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

     E. It has and will continue to have and maintain the necessary facilities, equipmerit and personnel to perform its duties and obligations under this Agreement.


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3 . AUTHORIZED SHARES

     The Fund certifies to Vanguard that as of the close of business on the date of this Agreement, it has the authority to issue an unlimited number of Shares of Beneficial Interest (the "Shares") of which approximately are allocated to its First Series.

4. SERVICES PROVIDED BY VANGUARD

     Vanguard shall discharge the following responsibilities subject to the control of the Fund's Board of Trustees, and in compliance with the objectives, policies and limitations set forth in the Fund's registration statement, By-Laws and applicable laws and regulations.

     A. GENERAL ADMINISTRATION. Under the direction of the Fund's Board of Trustees, Vanguard shall manage, administer, and conduct the general business activities of the Fund other than those which have been contracted to third parties by the Fund. Vanguard shall provide the personnel and facilities necessary to perform such general business activities under the supervision of the Fund's Board of Trustees and its Officers. Vanguard will furnish the Fund with the services of its personnel to serve as Officers of the Fund.

     B. ACCOUNTING. Vanguard shall provide the following accounting services to the Fund:

     1) Maintenance of the books and records and accounting controls for the Fund's assets, including records of all securities transactions;

     2) Daily calculation of the Fund's net asset value:

     3) Accounting for dividends and interest received and distributions made;

     4) Preparation and filing of the Fund's tax returns, Annual Report on Form N-1R and Form N-1Q;

     5) The production of transaction data, financial reports and such other periodic and special reports as the Board of Trustees of the Fund may reasonably request;

     6) The preparation of financial statements for the annual report and other shareholder communications;


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     7) Liaison with the Fund's independent auditors; and

     8) Monitoring and administration of arrangements with the Fund's custodian and depository banks.

     C. TRANSFER AGENT. The Fund hereby appoints Vanguard as Transfer Agent for the Fund and Vanguard agrees to act in such capacity. In connection with such appointment, Vanguard shall:

     1) Maintain records showing for each Fund shareholder the following:

          a) Name, address and tax identifying number (if applicable);

          b) Number of Shares of the Fund held;

          c) Historical information including dividends paid and date and price of all transactions including individual purchases and redemptions; and

          d) Any dividend reinvestment order, application, dividend address and correspondence relating to the current maintenance of the account;

     2) Record the issuance of Shares of the Fund Vanguard shall notify the Fund in case any proposed issue of Shares by the Fund shall result in an over-issue as defined by Section 8-104(2) of the Uniform Commercial Code and in case any issue would result in such an over-issue, shall refuse to countersign and issue, and/or credit, said Shares. Except as specifically agreed in writing between Vanguard and the Fund, Vanguard shall have no obligation when countersigning and issuing and/or crediting Shares, to take cognizance of any other laws relating to the issue and sale of such Shares except insofar as policies and procedures of the Stock Transfer Association recognize such laws.

     3) Process all orders for the purchase of Shares in accordance with the Fund's current registration statement. Upon receipt of any check or other payment for purchase of Shares from an investor, drawn or endorsed to Vanguard, it will (i) stamp the envelope with the date of receipt, (ii) forthwith process the same for collection, (iii) determine the amounts thereof due the Fund, and notify the Fund of such determination and deposit, such notification to be given on a daily basis of the total amounts determined and deposited to said account during such day. Amounts that are due the Fund will be withdrawn from the account of Vanguard and transferred to the Fund's custodian bank. Vanguard shall then credit the Share account of the investor with


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the number of Shares to be  purchased  according to the price of the Fund shares in effect for purchases made on the date such payment is received by Vanguard, as set forth in the Fund's I current prospectus and shall promptly mail a confirmation of said purchase to the investor, all subject to any instructions which the Fund may give to Vanguard with respect to the timing or manner of acceptance of orders for Shares relating to payments so received by it.

     4) Receive and stamp with the date of receipt all requests for redemptions or repurchase of Shares held in certificate or non-certificate form, and shall process said redemptions and repurchase requests as follows:

     a) If such certificate, redemption or repurchase request complies with the applicable standards approved by the Fund, Vanguard shall on each business day notify the Fund of the total number of Shares presented and covered by such requests received by Vanguard on such day;

     b) On or prior to the seventh calendar day succeeding any such request for redemption or repurchase, Vanguard shall notify the Custodian, subject to instructions from the Fund, to transfer monies to such account as designated by Vanguard for such payment to the redeeming shareholder of the applicable redemption or repurchase price;

     c) If any such certificate or request for redemption or repurchase does not comply with applicable standards, Vanguard shall promptly notify the investor of such fact, together with the reason therefore, and shall effect such redemption or repurchase at the price next determined after receipt of documents complying with said standards or, at such other time as the Fund shall so direct.

     5) Acknowledge all correspondence from shareholders relating to their Share accounts and undertake such other shareholder correspondence as may from time to time be mutually agreed upon.

     D. RECORDING OF TRANSFER. Vanguard is authorized to transfer, on the records of the Fund maintained by it, Shares represented by certificates, as well as issued Shares held in non-certificate form, upon the surrender to it of the certificate or in the case of non-certificated Shares, comparable transfer documents in proper form for transfer, and upon cancellation thereof to countersign and issue new certificates or other document of ownership for a like amount of Shares and to deliver the same pursuant to the transfer instructions.


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     E.  SHARE  CERTIFICATES.  The  Fund  authorizes  Vanguard  to  procure  and safeguard a sufficient supply of continuous form blank Share certificates and from time to time to renew such supply. Such blank Share certificates shall be properly signed, manually or facsimile, as authorized by the Fund, and shall bear the Fund's seal or facsimile thereof; and notwithstanding the death, resignation or removal of any officers of the Fund authorized to sign Share certificates, Vanguard may, until otherwise directed by the Fund, continue to countersign certificates which bear the manual or facsimile signature of such officer.

     F. ISSUE OF SHARE CERTIFICATES. If a stockholder Qr officer of the Fund requests a certificate representing Fund Shares, Vanguard as Transfer Agent, will countersign and mail by first class mail, a Share certificate to the investor at his address as set forth on the transfer books of the Fund.

     G. RETURNED CHECKS. In the event that any check or other order for the payment of money is returned unpaid for any reason, Vanguard will take such steps, including redepositing said check for collection or returning sa.id check to the investor, as Vanguard may, in its discretion, deem appropriate, or as the Fund may instruct.

     H. DIVIDEND TAX REPORTING AND WITHHOLDING. Vanguard will prepare, file with the Internal Revenue Service and mail to shareholders such returns for reporting payment of dividends and distributions as are required by applicable laws to be so filed and/or mailed and Vanguard shall withhold such sums as are required to be withheld under applicable Federal income tax laws, rules and regulations.

     I. PROXIES. Vanguard shall mail proxy statements, proxy cards and other materials supplied to it by the Fund and shall receive, examine and tabulate returned proxies. Vanguard shall make interim reports of the status of such tabulation to the Fund upon request, and shall certify the final results of the tabulation.

     J. DIVIDEND DISBURSING. Vanguard shall act as Dividend and, as such, shall prepare and mail checks or credit inccme and capital gain payments to shareholders. The Fund shall advise Vanguard of the declaration of any dividend or distribution and the record and payable date thereof at least five (5) days prior to the record date. Vanguard shall, on or before the payment date of any such dividend or distribution, notify the Fund's Custodian of the estimated amount required to pay any portion of said dividend or distribution which is payable in cash, and on or before the payment date of


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such  distribution,  the Fund,shall  instruct its Custodian to make available to
Vanguard sufficient funds for the cash amount to be paid out. If a shareholder is entitled to receive additional Shares by virtue of any such distribution or dividend, appropriate credits will be made to his account and/or certificates delivered where requested. A shareholder not electing issue of certificates will receive a confirmation fran Vanguard indicating the number of Shares credited qo his account as a result of the reinvested dividend or distribution.

     K. OTHER INFORMATION. Vanguard will furnish to the Fund such other information as l's required by law, including but not limited to shareholder lists, and such statistical information as may be reasonably requested by the Fund.

5 . SERVICES TO BE OBTAINED INDEPENDENTLY BY THE FUND

     The Fund shall, at its own expense, provide for:

     A. Services of an independent accountant;

     B. Services of outside legal counsel (including such counsel's review of the Fund's registration statement, proxy matierals and other reports and materials prepared by Vanguard under this Agreement);

     C. Any semices  contracted for by the Fund directly from parties other than
Vanguard:

     D. Trading operations and brokerage fees, commissions and transfer taxes, if any, in connection with the purchase and sale of securities for its investment portfolio;

     E. Investment advisory services, if any:

     F. Taxes, insurance premiums and other fees and expenses applicable to its operation;

     G. Costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the preparation , printing and mailing of any proxy materials;

     H. Costs incidental to Directors' meetings, including fees and expenses of Directors;

     I. Custodian and depository banks, and all services related thereto;


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     J. All registration fees and filing fees required under the securities laws of the United States and state regulatory authorities; and

     K. Fidelity bond and Directors' and officers' liability insurance, or the proportional share thereof if the Fund participates in the Vanguard Funds' insurance coverage.

6 . PRICES, CHARGES AND INSTRUCTIONS

     Vanguard will receive in consideration for the services provided and the expenses assumed pursuant to this Agreement the out-of-pocket, incremental costs incurred by Vanguard in connection with the providing of such services. Prior to ordering any forms in such supply as it estimates will be adequate for more than two years' use, Vanguard shall obtain the written consent of the Fund. At any time Vanguard may apply to any officer of the Fund for instructions, and may consult with legal counsel for the Fund, or its own outside legal counsel, at the expense of the Fund, with respect to any matter arising in connection with the services to be performed by Vanguard under this Agreement and Vanguard shall not be liable and shall be indemnified by the Fund for any action taken or omitted by it in good faith in reliance upon such instructions or upon the opinion of such counsel. Vanguard shall be protected and indemnified in acting upon any paper or document believed by it to be genuine and to have been signed by the proper person or 'persons and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund. Vanguard shall also be protected and indemnified, except where a stop order is in effect, in recognizing stock certificates which Vanguard reasonably believes to bear the proper manual or facsimile signature of the officers of the Fund, and the proper counter-signatures of the transfer agent.

7 . LIMITATION OF LIABILITY AND INDEMNIFICATION

     A. Vanguard shall be responsible for the performance of only such duties as are set forth or contemplated herein or contained in instructions given to it which are not contrary to this Agreement. Vanguard shall have no liability for any loss or damage resulting from the performance or non-performance of its duties hereunder unless solely caused by or resulting from the negligence or willful misconduct of of Vanguard, its officers and employees.

     B. The Fund shall indemnify and hold Vanguard harmless from all loss, cost, damage and expense, including reasonable


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expenses for counsel,  incurred by it resulting from any claim, demand,  action, or suit: (1) in connection with any action or omission by it in providing those services to the Fund relating to the account functions specified in Subsections 1 and 3 of Section 3B of this agreement, Transfer Agency (as provided in Section
3E) and Dividend Disbursing (as provided in Section 3F); and (2) as a result of acting upon any instructions reasonably believed by it to have been executed by a duly authorized officer of the Fund or of the Fund's investment adviser. The indemnification provided in this Section 6B does not extend to any loss,. cost, damage or expense incurred by Vanguard as a result of any claim relating to the valuation of the Fund's securities, determination of the Fund's net asset value, or administration of the Fund, other than those services described in Section 4B1, 4B3, 4D, or 4L hereof.

     C. The Fund will be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any liability subject to the indemnification provided above, but, if the Fund elects to assume. the defense, such defense shall be conducted by counsel chosen by the Fund. In the event the Fund elects to assume the defense of any such suit and retain such counsel, Vanguard or any of its affiliated persons, named as defendant or defendants in the suit, may retain additional counsel but shall bear the fees and expenses of such counsel unless the Fund shall have specifically authorized the retaining of such counsel.

     D. No provision of this Agreement shall be deemed to protect Vanguard or any of its directors, officers and/or employees , against liability to the Fund or its shareholders to which id: might otherwise by subject by reason of any fraud, willful misfeasance or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

8 . CONFIDENTIALITY

     Vanguard agrees that, except as otherwise required by law, Vanguard will keep confidential all records and information in its possession relating to the Fund or its shareholders or shareholder accounts and will not disclose the same to any person except at the request or with the written consent of the Fund.

9 . COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS

     The Fund assumes full responsibility for complying with all applicable requirements of the Securities Act of 1933, the Investment Company Act of 1940 and the Securities Exchange Act of 1934,


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all as amended, and any laws, rules and regulations of governmental  authorities having jurisdiction, except to the extent that Vanguard specifically assumes any such obligations under the terms of this Agreement.

     Vanguard shall maintain and preserve for the periods prescribed, such records relating to the services to be performed by Vanguard under this Agreement as are required pursuant to the Investment Company Act of 1940 and the Securities Exchange Act of 1934. All such records shall at all times remain the respective properties of the Fund, shall be readily accessible during normal business hours to each, and shall be promptly surrendered upon the termination of this Agreement or otherwise on written request. Records shall be surrendered in usable machine readable form.

     The terms of this Agreement are hereby made subject to the terms and conditions of, or supporting the Application for, an exemptive Order of the United States Securites and Exchange Commission under the Investment Company Act of 1940 to which the Fund and Vanguard are parties.

10. STATUS OF VANGUARD

     The services of Vanguard to the Fund are not to be deemed exclusive, and Vanguard shall be free to render similar services to others. Vanguard shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Fund from time to time, have no authority to act or represent the Fund in any way or otherwise be deemed an agent of the Fund.

11. PRINTED MATTER CONCERNING THE FUND OR VANGUARD

     Neither the Fund nor Vanguard shall publish and circulate any printed matter which contains any reference to the other party without its prior written approval, excepting such printed matter as refers in accurate terms to Vanguard's appointment under this Agreement, the Distribution Agreement with Vanguard Marketing Corporation, or the Licensing Agreement with the Vanguard Funds.

12. TERM, AMENDMENT AND TERMINATION

     This Agreement may be modified or amended from time to time by mutual agreement between the parties hereto. The Agreement shall remain in effect for a period of one year from the date first shown above, and shall automatically continue in effect, thereafter unless terminated by either party at the end of such period or thereafter on sixty (60) days' prior written notice.


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Upon  termination  of  the  Agreement,  the  Fund  shall  pay to  Vanguard  such compensation as may be due under the terms hereof as of the date of such termination.

13. NOTICES

     Any notice or other canmunication authorized or required by this Agreement to be given to any party mentioned herein shall be sufficiently given if addressed to such party and mailed postage prepaid or delivered to it at its offices at the address set forth below:

                1300 Morris Drive
                Wayne, Pennsylvania 19482
                Attn: Raymond J. Klapinsky, Esq.
                      Secretary

14. NON-ASSIGNABILITY

     This Agreement shall not be assigned by any of the parties hereto without the prior consent in writing of the other party.

15. SUCCESSORS

     This Agreement shall be binding on and shall inure to the benefit of the Fund and Vanguard, and their respective successors.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the day and year above written.

ATTEST:                                    VANGUARD SPECIAL RETIREMENT FUND


/S/ RAYMOND J. KLAPINSKY                 By  /S/ JOHN C. BOGLE
--------------------------                   -----------------------------------
Secretary                                  President and Chief Executive Officer

ATTEST:                                    THE VANGUARD GROUP, INC.


/S/ RAYMOND J. KLAPINSKY                 By  /S/ JOHN C. BOGLE
--------------------------                   -----------------------------------
Secretary                                  President and Chief Executive Officer


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